EXHIBIT 23(A)




                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 2 to the Registration Statement of TXU Australia Holdings (Partnership) Limited Partnership on Form S-1 of our reports dated April 28, 2000 with respect to the consolidated financial statements of TXU Australia Holdings (Partnership) Limited Partnership and Gascor Holdings No. 2 Pty Ltd (which report expresses a qualified opinion and includes an explanatory paragraph relating to the July 1, 1997 valuation of the property, plant, & equipment of Gascor), appearing in the Prospectus, which is part of the Registration Statement.

     We also consent the reference to us under the heading "Experts" and "Selected Consolidated Financial Information" in such Prospectus.


/S/ DELOITTE TOUCHE TOHMATSU


Melbourne, Australia

October 27,2000